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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-39050


                               RESOURCEPHOENIX.COM


PROSPECTUS SUPPLEMENT (To Prospectus Dated August 25, 2000)

     This Prospectus Supplement supplements the Prospectus dated August 25, 2000 of ReSourcePhoenix.com relating to the resale by Torneaux Ltd. of up to 8,800,000 shares of ReSourcePhoenix.com's Class A common stock, par value $0.001 per share. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus.

RECENT DEVELOPMENTS

     On August 31, 2000, ReSourcePhoenix.com's wholly owned subsidiary, ReSource/Phoenix, Inc., entered into a senior loan and security agreement with Lease Management Associates, Inc., or LMA, an affiliate of Gus Constantin, ReSourcePhoenix.com's Chairman, Chief Executive Officer and majority stockholder, for a line of credit up to $7,000,000. During the five-year term of the loan, ReSourcePhoenix, Inc. will make monthly interest payments and a principal payment at the end of the five-year term. The interest rate on the loan is approximately 12.0%. Once ReSource/Phoenix, Inc. has drawn $3,000,000 under the line of credit, the maximum monthly draw permitted is $1,000,000. ReSourcePhoenix.com issued a guaranty to LMA in connection with the loan to its wholly owned subsidiary. In addition, ReSourcePhoenix.com issued warrants to LMA to purchase up to 1,050,000 shares of Class A common stock at $1.919 per share, the average closing price for the five trading days following the date of the agreement.

     ReSourcePhoenix.com may need to raise additional funds from other sources in the future. Outside sources may not provide ReSourcePhoenix.com with money when needed. See "Risk Factors - We may have difficulty raising money we need for our operations in the future," beginning on page 5 of the Prospectus, for more detailed information.

          The date of this Prospectus Supplement is September 13, 2000.